                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                        THE GREAT TRAIN STORE COMPANY
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                 common stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  391330107
                     ----------------------------------
                              (CUSIP Number)

                               March 12, 1999
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 391330107
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Matthew A. Katzer and Barbara M. Dawson
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     402,650
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  402,650
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     402,650
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     9.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------

     The shares are owned by the identified reporting persons as joint tenants with right of survivorship. See Exhibit A attached hereto and by this reference incorporated herein.

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ITEM 1.

    (a)   Name of Issuer
          The Great Train Store Company
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
          14180 Dallas Pkwy., Ste 618, Dallas, TX 75240
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing
          Matthew A. Katzer and Barbara M. Dawson (JTWROS)
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
          2373 NW 185th Ave., Ste 416, Hillsboro, OR 97124
          ---------------------------------------------------------------------
    (c)   Citizenship
          USA
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
          common stock
          ---------------------------------------------------------------------
    (e)   CUSIP Number
          391330107
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
         INAPPLICABLE
         ----------------------------------------------------------------------


ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:
        402,650
    ---------------------------------------------------------------------------

    (b) Percent of class:
        9.1%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
              402,650
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote
              0
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
              402,650
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of
              0
              -----------------------------------------------------------------

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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         / /
         ----------------------------------------------------------------------
ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON INAPPLICABLE
         ----------------------------------------------------------------------

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         INAPPLICABLE
         ----------------------------------------------------------------------

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         INAPPLICABLE
         ----------------------------------------------------------------------

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         INAPPLICABLE
         ----------------------------------------------------------------------

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


April 27, 1999                             April 27, 1999
---------------------------------          ---------------------------------
Date                                       Date


/S/ MATTHEW A. KATZER                      /S/ BARBARA M. DAWSON
---------------------------------          ---------------------------------
Signature                                  Signature


Matthew A. Katzer                          Barbara M. Dawson
----------------------------------         ----------------------------------
Name/Title                                 Name/Title


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                                  EXHIBIT A

                               TO SCHEDULE 13G

REPORTING PERSONS:     MATTHEW A. KATZER AND BARBARA M. DAWSON

The statements set forth in this Schedule 13G are filed on behalf of both reporting persons identified above, who are husband and wife and who own the described equity securities as joint tenants with right of survivorship. Each such reporting person agrees that such statements are filed on behalf of him/her.



/S/ MATTHEW A. KATZER                      /S/ BARBARA M. DAWSON
---------------------------------          ---------------------------------
Matthew A. Katzer                          Barbara M. Dawson